Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Announces Strategic Changes

Saint Paul, Minn., April 29, 2021 -- Image Sensing Systems, Inc. ("Image Sensing Systems") (NASDAQ: ISNS), a global company dedicated to helping improve safety and efficiency for cities and highways, today announced that its Board of Directors has approved the following actions:

  The initiation of a quarterly cash dividend to common shareholders of $0.12 per share of common stock on May 20, 2021 to shareholders of record at the close of business on May 10, 2021.
  Authorized a stock buyback program under which it may repurchase up to 200,000 shares of common stock.
  The implementation of a holding company reorganization.
  The new holding company, Autoscope Technologies Corporation, will become the new parent company of Image Sensing Systems.
  Image Sensing Systems' current Executive Chairman, Andrew Berger, will be transitioning to Autoscope Technologies Corporation's Chief Executive Officer.

The holding company will be named Autoscope Technologies Corporation, which is intended to highlight the Company’s most successful and enduring product while also creating a new roadmap for future value creation by signaling a new company strategy and structure. Autoscope Technologies Corporation will focus on high-return internal growth opportunities while seeking selective acquisitions which can leverage its existing assets and infrastructure.

“Over the last five years, Image Sensing Systems has prudently rebuilt its balance sheet while significantly improving its bottom line profitability and cash flow. By reorganizing and building on the success of the Autoscope brand, we will work on growing the business with a focus on organic opportunities while also examining acquisitions and partnerships that can leverage the reputation, assets, and talents within the Company. We intend to transform the Company into a group of profitable business lines marketed to a diverse customer base that generates sustainably higher earnings,” said Andrew Berger, Chief Executive Officer of Autoscope Technologies Corporation.

Exhibit 99.1

“In conjunction with the holding company structure, we believe the initiation of a dividend and a stock repurchase program will provide predictable ongoing returns and underscores our commitment to deliver long-term value to our shareholders, while allowing the business to simultaneously invest in growth opportunities,” continued Berger.

“The Board would like to thank Chad Stelzig for his efforts on strengthening Image Sensing Systems under his leadership and is looking forward to his continued success as Image Sensing System’s CEO,” added Berger.

The reorganization is expected to be completed by the end of the second quarter of 2021. When implemented, the reorganization will result in a new holding company, Autoscope Technologies Corporation, that will become the new parent company of Image Sensing Systems and will replace Image Sensing Systems as the public company trading on Nasdaq.

Under the planned holding company reorganization, existing shares of Image Sensing Systems would be automatically converted on a one-for-one basis into shares of common stock of Autoscope Technologies Corporation. Shareholders would not need to return stock certificates or otherwise take any action with respect to their shares of Image Sensing Systems common stock. It is anticipated that the holding company reorganization would be a tax-free transaction for U.S. federal income tax purposes for Image Sensing Systems and its shareholders. The public company reorganization is not expected to result in a change in the directors, executive officers, management, or business of Image Sensing Systems.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.